Exhibit 10.7

THIS NOTE HAS BEEN, AND THE SHARES OF COMMON STOCK OR NEW SECURITIES WHICH MAY BE RECEIVED PURSUANT TO THE CONVERSION OF THIS NOTE WILL BE, ACQUIRED SOLELY FOR INVESTMENT AND NOT WITH A VIEW TO, OR FOR RESALE IN CONNECTION WITH, ANY DISTRIBUTION THEREOF. NEITHER THIS NOTE NOR SUCH SHARES OF COMMON STOCK OR NEW SECURITIES HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR QUALIFIED UNDER ANY STATE SECURITIES LAWS. SUCH SECURITIES MAY NOT BE SOLD OR OFFERED FOR SALE IN THE ABSENCE OF SUCH REGISTRATION OR QUALIFICATION OR AN OPINION OF COUNSEL IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH DISPOSITION IS EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE ACT AND ANY REGISTRATION OR QUALIFICATION REQUIREMENTS UNDER APPLICABLE STATE SECURITIES LAWS.

THIS NOTE IS SUBJECT TO AN INTERCREDITOR AND SUBORDINATION AGREEMENT DATED AS OF MAY 28, 2010 AMONG THE ADMINISTRATIVE AGENT NAMED THEREIN AND THE PURCHASERS NAMED THEREIN (INCLUDING THE HOLDER), AND ACKNOWLEDGED BY THE COMPANY WHICH, AMONG OTHER THINGS, SUBORDINATES THE COMPANY’S OBLIGATIONS TO THE PURCHASER TO THE COMPANY’S OBLIGATIONS TO THE SENIOR LENDERS AS FURTHER DESCRIBED THEREIN.

RIB-X PHARMACEUTICALS, INC.

Senior Subordinated Convertible Demand Promissory Note (the “Note”)

$ (the “Principal Amount”)	New York, NY
November , 2010

Rib-X Pharmaceuticals, Inc., a Delaware corporation (the “Company”), for value received, hereby promises to pay to                      or its assigns (collectively, the “Holder”) the Principal Amount together with interest (computed on the basis of a 365-day year for the actual number of days elapsed) accruing daily and compounding quarterly from the date hereof on the unpaid balance of the Principal Amount from time to time outstanding at the rate of ten percent (10%) per annum (the “Interest”) until the Principal Amount and Interest are paid in full or converted as provided herein. Capitalized terms used herein but not defined shall have the meanings given to such terms in the Senior Subordinated Convertible Demand Promissory Note Purchase Agreement (the “Note Purchase Agreement”), dated as of May 28, 2010, by and among the Company and the Purchasers (as defined therein). It is acknowledged that the Senior Subordinated Convertible Demand Promissory Notes issued pursuant to the Note Purchase Agreement, of which this Note is one, are being issued at the Third Closing in an aggregate amount of approximately $4,100,000 (such Senior Subordinated Convertible Demand Promissory Notes, the “Third Closing Notes,” and the holders of such notes, collectively, the “Noteholders”).

Subject to Section 2 of this Senior Note, the Principal Amount and the Interest thereon, unless previously converted or repaid as provided herein, shall be due and payable by the Company in cash on November 19, 2015 (the “Maturity Date”). Payments hereunder are to be made without defense, setoff, counterclaim or recoupment in lawful money of the United States of America in same day or immediately available funds to the account of the Holder specified from time to time by the Holder to the Company.

Subject to any applicable notice periods, all parties to this Senior Note, including the Company and any sureties, endorsers, or guarantors, hereby waive protest, presentment, notice of dishonor, and notice of acceleration of maturity and agree to continue to remain bound for the payment of the Principal Amount, the Interest and all other sums due under this Senior Note notwithstanding any change or changes by way of release, surrender, exchange, modification or substitution of any security for this Senior Note or by way of any extension or extensions of time for the payment of the Principal Amount and the Interest and all such parties waive all and every kind of notice of such change or changes and agree that the same may be without notice or consent of any of them.

Following an Event of Default (as defined herein), the Noteholders who hold Senior Notes representing at least a majority of the aggregate principal amount owed by the Company pursuant to the then outstanding Senior Notes (the “Senior Subordinated Majority”) may (i) elect to pursue the rights of the Noteholders under this Senior Note and all other Senior Notes and (ii) collectively employ an attorney to enforce their rights and remedies under this Senior Note and all other Senior Notes and the Company and any surety, guarantor or endorser of this Senior Note hereby agree to pay to the Noteholders’ reasonable attorneys’ fees, plus all other reasonable expenses incurred by the Noteholders in exercising any such rights and remedies. The rights and remedies of the Noteholders as provided in this Senior Note and all other Senior Notes shall be cumulative and each such right or remedy may be pursued singly, successively, or together against any other funds, property or security held by the Noteholders for payment or security, in the sole discretion of the Senior Subordinated Majority. The failure to exercise any such right or remedy shall not be a waiver or release of such rights or remedies or the right to exercise any of them at another time.

As used herein, the term “Base Conversion Price” shall mean the Conversion Price (as defined in, and as adjusted pursuant to, the Company’s Sixth Amended and Restated Certificate of Incorporation (the “Charter”)) of the Company’s Series C Preferred Stock; provided, however, if at any time there are no longer any shares of the Company’s Series C Preferred Stock outstanding, the Base Conversion Price shall thereafter be adjusted as if one (1) share of Series C Preferred Stock continued to be outstanding.

1.	Conversion.

(a)

In Connection With a Drag-Along Event. Subject to Sections 1(b) and 1(c) below, in the event of any transaction (including, without limitation, any change of control transaction, joint venture, partnership, liquidation or Repayment Event (as defined herein)) approved by the Senior Eligible Securities Majority (as defined in the Charter), the Senior Subordinated Majority shall have the right, but not the obligation, to elect to convert all or any portion of the amount then outstanding under this Senior Note including any accrued but unpaid Interest (the “Outstanding Amount”) (and a corresponding portion of the Outstanding Amounts under all other Senior Notes) into the number of shares of common stock of the Company, par value $0.001 per share (“Common Stock”), that is equal to (i) the Outstanding Amount divided by (ii) the lowest of (x) the Base Conversion Price as of the date of such conversion, (y) the Equity Financing Conversion Price (as defined herein) for the most recent offering of New Securities (as defined herein) and (z) the IPO Conversion Price (as defined herein).

(b)	In Connection With an Equity Financing. In the event that the Company consummates any financing pursuant to which the Company or any affiliate thereof issues equity securities, including without limitation, any security convertible or exchangeable into equity securities of the Company, which shall exclude for this purpose (i) any equity securities (and any security convertible or exchangeable into equity securities) of the Company issued upon conversion of the Junior Notes or the Senior Notes or upon exercise or conversion of the Existing Warrants or Warrants and (ii) any equity securities issued or issuable to officers, founders, employees or directors of, or consultants to, the Company pursuant to a stock purchase or option plan or other compensatory stock arrangements existing as of May 28, 2010 or as otherwise approved by the Board of Directors of the Company (the “New Securities”) prior to the Maturity Date, the Senior Subordinated Majority shall have the right, but not the obligation, to elect to convert all or any portion of the Outstanding Amount under this Senior Note (and a corresponding portion of the Outstanding Amounts under all other Senior Notes) into the number of New Securities that is equal to (A) the Outstanding Amount being converted under this Senior Note (and the corresponding Outstanding Amounts being converted under all other Senior Notes) divided by (B) the lesser of (1) the Base Conversion Price as of the date of such conversion and (2) thirty-three percent (33%) of the price per New Security at which the New Security is sold to investors in the financing (the “Equity Financing Conversion Price”).

(c)	In Connection With an Initial Public Offering. In the event that the Company consummates an initial public offering of its Common Stock (the “IPO”) prior to the Maturity Date, the Senior Subordinated Majority shall have the right, but not the obligation, to elect to convert all or any portion of the Outstanding Amount under this Senior Note (and a corresponding portion of the Outstanding Amounts under all other Senior Notes) into the number of shares of Common Stock that is equal to (1) the Outstanding Amount being converted under this Senior Note (and the corresponding Outstanding Amounts being converted under all other Senior Notes) divided by (2) the lesser of (y) Base Conversion Price as of the date of such conversion and (z) thirty-three percent (33%) of the amount per share for which the Company issues securities in the IPO (the “IPO Conversion Price”).

(d)	Mechanics of Conversion.

(i)	In connection with any conversion of the Senior Note pursuant to this Section 1, the Holder shall provide notice to the Company, which shall state such Holder’s name or the names of his or its nominees in which such Holder wishes the shares of Common Stock or the New Securities to be issued upon conversion. Promptly following such conversion the Company shall update the books and records of the Company to evidence the issuance of the applicable shares of Common Stock or New Securities to the Holder.

(ii)	Immediately upon any conversion of the Senior Note pursuant to this Section 1, this Senior Note shall no longer be deemed to be outstanding and all rights of the holder with respect to this Senior Note shall immediately cease and terminate, except the right of the holder to receive the applicable shares of Common Stock or New Securities to which it is entitled as a result of such conversion.

(iii)	The Company shall pay any and all issue and other taxes that may be payable in respect of any issuance or delivery of the applicable shares of Common Stock or New Securities upon any conversion of this Senior Note pursuant to this Section 1. The Company shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of the applicable shares of Common Stock or New Securities in a name other than that of the registered Holder of this Senior Note, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Company the amount of any such tax or has established, to the satisfaction of the Company, that such tax has been paid.

(iv)	Any conversion hereunder of a portion of, but not all, the Senior Notes shall be pro rata among the Holders based on the Outstanding Amount held by each Holder.

(f)	Reservation of Common Stock. During the period within which this Senior Note may be converted pursuant to this Section 1, the Company shall at all times have authorized and reserved for issuance a sufficient number of shares of its Common Stock to provide for the conversion of the then Outstanding Amount.

2.	Repayment.

(a)

Upon a Change of Control or Liquidation. In the event of (a) any liquidation, dissolution or winding up of the affairs of the Company, (b) any consolidation, merger or other business combination of the Company (other than a consolidation, merger, or combination in which the stockholders of the Company immediately prior to the transaction possess more than fifty percent (50%) of the voting securities of the surviving or resulting entity immediately after the transaction), (c) any sale or disposition of a majority of the Company’s equity interests (calculated on an as-converted basis) to any person or entity who is not an equityholder of the Company as of the date hereof, (d) any sale, license or disposition of all or substantially all of the assets of the Company, (e) any Public Company Merger or (f) any other event in which the Series B and Series C Liquidation Preference (as defined in the Charter) would be payable to the holders of Series B Preferred Stock of the Company and Series C Preferred Stock of the Company (each a “Repayment Event”), upon the written election of the Senior Subordinated Majority delivered to the Company the Holder shall automatically be entitled to receive, in full satisfaction of the Company’s repayment obligations under this Senior Note, the greater of (i) the sum of (y) three and one-half times (3.5x) the Principal Amount plus (z) any then accrued but unpaid Interest and (ii) the amount that the Holder would be entitled to receive if the Outstanding Amount converted into shares of Common Stock immediately prior to the Repayment Event at the lesser of (1) Base Conversion Price as of the date of such Repayment Event and (2) thirty-three percent (33%) of the fair market value of a share of Common Stock at the time of the Repayment Event. It is understood and agreed that the Holder’s rights under this Section 2(a) shall survive any Repayment Event as to which the Senior Subordinated Majority does not elect to exercise its right to repayment pursuant to this Section 2(a), with such changes to the defined term “Company” as are necessary to reflect structural changes resulting from such Repayment Event. In connection with any Repayment Event that is a Public Company Merger, the Holder may elect to receive any of the payments contemplated by this Section 2(a) either in (A) cash, (B) securities issued by the surviving entity in connection with such Public Company Merger (which securities issued by the surviving entity shall be valued based on the price per such security (or value per such security) in such Public Company Merger) or any combination of the foregoing (A) and (B). “Public Company Merger” shall mean any merger of the Company with or into any other entity a result of which is that shares of common stock or equity securities of the surviving entity (or an affiliate thereof) received by the holders of securities of the Company pursuant to such merger are listed on the New York Stock Exchange or the Nasdaq Stock Market or other stock exchange or listing system, or trade on any electronic quotation system, “Pink Sheets”, “OTCBB” or any similar system.

(b)	Upon Demand. Upon the written election of the Senior Subordinated Majority, given following the earlier of (i) March 31, 2011 and (ii) the date on which the Company enters into an exclusive product licensing transaction which provides at least $30,000,000 in up-front net cash proceeds to the Company, the Company shall promptly (and in any event within ten (10) business days of receipt of such notice) repay the Outstanding Amount under this Senior Note and the corresponding Outstanding Amounts under all other Senior Notes. All such repayments shall be made pro rata among the Senior Notes based on the amounts then outstanding under each such Senior Note.

(c)	No Prepayment. Except as contemplated by this Section 2, in no event shall the Company have the right or the obligation to repay any portion of the Principal Amount or any Interest thereon or any portion of the amounts owed by the Company under any other Senior Note prior to the Maturity Date.

3.	Restrictions on Transfer. This Senior Note and the equity interests into which the Senior Note may be converted, shall not be assigned, sold, pledged, transferred or otherwise disposed of except in compliance with the terms of the Third Amended and Restated Stockholders Agreement, dated as of June 8, 2006, by and among the Stockholders (as defined therein) and the Company, as amended to date (as so amended, the “Stockholders Agreement”) and only with the prior written consent of the Senior Subordinated Majority. For purposes of Section 3 and Section 4 of the Stockholders Agreement, the Holder shall be deemed to hold the number of shares of Common Stock into which this Senior Note could be converted pursuant to Section 1. Any shares of Common Stock or New Securities issuable upon a conversion pursuant to Section 1 shall be subject to the terms and conditions of the Stockholders Agreement that are applicable to the Holder.

4.	Default. This Senior Note and all amounts due hereunder shall become immediately due and payable in cash at the election of the Senior Subordinated Majority upon the occurrence at any time of any of the following events of default (individually, an “Event of Default” and collectively, “Events of Default”):

(a)	default in the payment when due of any portion of the Principal Amount or any Interest thereon;

(b)	the liquidation, termination of existence, dissolution or the appointment of a receiver or custodian for the Company or any part of its property if such appointment is not terminated or dismissed within thirty (30) days;

(c)	the institution against the Company or any endorser or guarantor of this Senior Note of any proceedings under the United States Bankruptcy Code or any other federal or state bankruptcy, reorganization, receivership, insolvency or other similar law affecting the rights of creditors generally, which proceeding is not dismissed within thirty (30) days of filing;

(d)	the institution by the Company or any endorser or guarantor of this Senior Note of any proceedings under the United States Bankruptcy Code or any other federal or state bankruptcy, reorganization, receivership, insolvency or other similar law affecting the rights of creditors generally or the making by the Company or any endorser or guarantor of this Senior Note of a composition or an assignment or trust mortgage for the benefit of creditors;

(e)	the material breach of any covenant set forth in the Note Purchase Agreement or this Senior Note which breach remains uncured ten (10) days after written notice thereof by any Noteholder to the Company;

(f)	the occurrence of an Event of Default under the Junior Notes;

(g)	the failure of any of the Company’s representations or warranties set forth in Article II of the Note Purchase Agreement to be true and correct (i) in all respects on the Initial Closing Date (as defined in the Note Purchase Agreement) or (ii) in all material respects on each Subsequent Closing Date (as defined in the Note Purchase Agreement); or

(h)	the occurrence of any event upon which, whether with the giving of notice, the passage of time or otherwise, would allow the Holder or holders of any indebtedness of the Company or any of its subsidiaries to accelerate or otherwise demand repayment or repurchase prior to the scheduled maturity thereof of any such indebtedness or the acceleration of any such indebtedness.

Upon the occurrence of an Event of Default, the Holder shall have then, or at any time thereafter, all of the rights and remedies afforded by the Uniform Commercial Code as from time to time in effect in the State of Delaware or afforded by other applicable law.

5.	General.

(a)	Successors and Assigns. This Senior Note, and the obligations and rights of the Company hereunder, shall be binding upon and inure to the benefit of the Company, the Holder, and their respective heirs, successors and permitted assigns.

(b)	Recourse. Recourse under this Senior Note shall be to the Company and its assets only, and in no event to the officers, directors or shareholders of the Company.

(c)	Changes. Changes in or additions to this Senior Note may be made or compliance with any term, covenant, agreement, condition or provision set forth herein may be omitted or waived (either generally or in a particular instance and either retroactively or prospectively) upon written consent of the Company and the Senior Subordinated Majority and shall not, for the avoidance of doubt, separately require the consent of the Holder; provided, however, any amendment modification or waiver of a provision of the Senior Notes that by its terms treats the Holder in a materially different and adverse manner relative to the other Noteholders shall not be binding as to the Holder unless the Holder consents in writing to the amendment, modification or waiver; provided, further, that no such amendment, waiver or consent shall: (i) reduce the principal amount outstanding hereunder without the Holder’s written consent, or (ii) reduce the rate of interest hereof without the Holder’s written consent.

(d)	Governing Law. This Senior Note shall be governed by and construed in accordance with the law of the State of Delaware, excluding the body of law relating to conflict of laws. Notwithstanding anything to the contrary contained herein, in no event may the effective rate of interest collected or received by the holder hereof exceed that which may be charged, collected or received by the holder under applicable law.

(e)

Notices. All notices, requests, consents and demands shall be made in writing and shall be mailed postage prepaid, or delivered by hand, to the Company at the Company’s principal offices or to the Holder at the address of the Holder set forth in the Note Purchase Agreement or to such other address as may be furnished in writing to the other party hereto, and in addition may be delivered by telex, telecopy, electronic mail or facsimile transmission. All notices, requests, consents and other communications hereunder shall be deemed to have been given either (i) if by hand, at the time of the delivery thereof to the receiving party at the address of such party set forth above, (ii) if made by telex, telecopy, electronic mail or facsimile transmission, at the time that receipt thereof has been acknowledged by electronic confirmation or otherwise, (iii) if sent by overnight courier, on the next business day following the day such notice is delivered to the courier service, or (iv) if sent by registered or certified mail, on the 3rd business day following the day such mailing is made.

(f)	Jurisdiction. THE COMPANY AGREES THAT ANY SUIT FOR THE ENFORCEMENT OF THIS SENIOR NOTE, THE NOTE PURCHASE AGREEMENT OR ANY OTHER RELATED DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR ANY FEDERAL COURT SITTING THEREIN AND CONSENTS TO THE NONEXCLUSIVE JURISDICTION OF SUCH COURTS AND SERVICE OF PROCESS IN ANY SUCH SUIT BEING MADE UPON THE COMPANY AT ITS PRINCIPAL OFFICES. THE COMPANY HEREBY WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH SUIT OR ANY SUCH COURT OR THAT SUCH SUIT IS BROUGHT IN AN INCONVENIENT COURT.

(g)	Trial by Jury. The Company hereby waives its right to a jury trial with respect to any action or claim arising out of any dispute in connection with this Note, any rights or obligations hereunder or the performance of such rights and obligations.

(h)	To the extent permitted by applicable law, the Company shall not assert, and hereby waives, any claim against any Noteholder and their respective affiliates, directors, employees, attorneys, agents or sub-agents, for special, indirect, consequential or punitive damages arising out of, in connection with, as a result of or related to, this Note, the transactions contemplated hereby or thereby, the Loan or the use of the proceeds thereof.

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IN WITNESS WHEREOF, this Note has been executed and delivered on the date first above written by the duly authorized representative of the Company.

RIB-X PHARMACEUTICALS, INC.

By:
Name: Mark Leuchtenberger
Title: President and Chief Executive Officer